Page 1 of 40

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*

                         Asbury Automotive Group, Inc.

 ------------------------------------------------------------------------------
                               (Name of Issuer)



                    Common Stock (par value $.01 per share)

 ------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   043436104

                 --------------------------------------------
                                (CUSIP Number)


                               December 31, 2003

 ------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ASBURY AUTOMOTIVE HOLDINGS L.L.C.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                  25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              17,550,743

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       17,550,743

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       8,170,767*                                                 [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         54%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

*Asbury Automotive Holdings L.L.C. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RIPPLEWOOD PARTNERS L.P.
       (FORMERLY KNOWN AS RIPPLEWOOD HOLDINGS L.L.C.)

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             8,954,900

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,954,900

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       16,766,610*                                                 [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       27.6%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* Ripplewood Partners L.P. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C. Ripplewood Partners L.P. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         COLLINS FAMILY PARTNERS, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                           25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,954,900

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       16,766,610*                                                 [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       27.6%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO

------------------------------------------------------------------------------

* Collins Family Partners could be deemed the beneficial owner of the shares held by Ripplewood Partners L.P. Collins Family Partners expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Timothy C. Collins

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,954,900

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       16,766,610*                                                 [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         27.6%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Timothy C. Collins could be deemed the beneficial owner of the shares held by Ripplewood Partners L.P. Timothy C. Collins expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of his pecuniary interest therein.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         C.V. NALLEY, III

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                              25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              1,360,759

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,360,759

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       24,360,751*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* C.V. Nalley III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         THOMAS F. MCLARTY III

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                              25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              454,114

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         454,114

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,267,396*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Thomas F. McLarty III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         LUTHER COGGIN

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              353,016

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         353,016

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,368,494*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Luther Coggin individually holds 353,016 shares of Asbury Automotive Group, Inc. Luther Coggin acts as Trustee for the Tracey C. Hawkins 1999 Att Trust, the Christy C. Hayden 1999 Att Trust and the Cindy C. Coggin 1999 Att Trust, which each hold 36,135 shares of Asbury Automotive Group, Inc. Luther Coggin expressly disclaims beneficial ownership of the shares of Asbury Automotive

Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TRACEY C. HAWKINS 1999 ATT TRUST

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              36,135

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         36,135

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,685,375*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         OO

------------------------------------------------------------------------------

* Tracey C. Hawkins 1999 Att Trust expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CHRISTY C. HAYDEN 1999 ATT TRUST

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                  25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              36,135

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         36,135

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,685,375*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         OO

------------------------------------------------------------------------------

* Christy C. Hayden 1999 Att Trust expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CINDY C. COGGIN 1999 ATT TRUST

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                            25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              36,135

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         36,135

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,685,375*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         OO

------------------------------------------------------------------------------

* Cindy C. Coggin 1999 Att Trust expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE

                  ENTIRETIES

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              134,870

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         134,870

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,586,640*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         OO

------------------------------------------------------------------------------

* Charlie (C.B.) Tomm and Anita DeSaussure Tomm, Tenants by the Entireties, expressly disclaim beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CNC AUTOMOTIVE, LLC

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         North Carolina

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              225,845

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         225,845

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,495,665*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.7%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         OO

------------------------------------------------------------------------------

* CNC Automotive, LLC expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         JOHN R. CAPPS

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              538,972

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,972

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,182,538*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.7%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* John R. Capps expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         JIW ENTERPRISES IRREVOCABLE TRUST OF 2003

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              1,280,037

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,280,037

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       24,441,473*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.9%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

            OO

------------------------------------------------------------------------------

* JIW Enterprises Irrevocable Trust of 2003 expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         JIW FUND I, LLC

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                         0

     SHARES        -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              117,554

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         117,554

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,603,956*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         OO

------------------------------------------------------------------------------

* JIW Fund I, LLC expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DMCD AUTOS IRVING, INC.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              754,867

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         754,867

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       24,966,643*                                                     [x]
                                                                        -
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.3%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* DMCD Autos Irving, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DMCD AUTOS HOUSTON, INC.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              320,226

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         320,226

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,401,284*                                                     [x]
                                                                        -
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.0%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* DMCD Autos Houston, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DAVE WEGNER

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              76,835

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         76,835

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,644,675*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Dave Wegner expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CHILDS & ASSOCIATES INC.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         North Carolina

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              152,930

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         152,930

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,568,580*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.5%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Childs & Associates Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ROBERT E. GRAY

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              329,378

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         329,378

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,392,132*                                                     [x/]
                                                                        --
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.0%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Robert E. Gray expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GIBSON FAMILY PARTNERSHIP, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Pennsylvania

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              45,840

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         45,840

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,675,670*                                                     [x/]
                                                                        --
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         PN

------------------------------------------------------------------------------

* Gibson Family Partnership, L.P. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         THOMAS G. MCCOLLUM

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              23,140

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,140

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,698,370*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.07%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Thomas G. McCollum expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         BUDDY HUTCHINSON CARS, INC.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         FLORIDA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              403,369

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         403,369

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,318,141*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.24%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Buddy Hutchinson Cars, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DEALER GROUP LLC

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         OREGON

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              1,369,016

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,369,016

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       24,352,494*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         00

------------------------------------------------------------------------------

* Dealer Group LLC expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NOEL E. DANIELS

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              38,750

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         38,750

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,672,760*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.12%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Noel E. Daniels expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NANCY D. NOBLE

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              41,099

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         41,099

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,680,411*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.13%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Nancy D. Noble expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         STEVE M. INZINNA

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                              0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              19,375

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,375

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,702,135*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.06%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Steve M. Inzinna expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         STEPHEN M. SILVERIO

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                           0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                                    25,721,510
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

     REPORTING              22,370

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                                       0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,370
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,699,140*                                                     [x]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.07%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN

------------------------------------------------------------------------------

* Stephen M. Silverio expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

Item 1(a). Name of Issuer:

                    ASBURY AUTOMOTIVE GROUP, INC.

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    3 LANDMARK SQUARE

                    SUITE 500

                    STAMFORD, CT 06901

Item 2(a).          Name of Persons Filing:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C.
                    RIPPLEWOOD PARTNERS L.P.
                    COLLINS FAMILY PARTNERS, L.P.
                    TIMOTHY C. COLLINS
                    C.V. NALLEY III
                    THOMAS F. MCLARTY III
                    LUTHER COGGIN
                    TRACEY C. HAWKINS 1999 ATT TRUST
                    CHRISTY C. HAYDEN 1999 ATT TRUST
                    CINDY C. COGGIN 1999 ATT TRUST
                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                                   THE ENTIRETIES

                    CNC AUTOMOTIVE, LLC
                    JOHN R. CAPPS
                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2003
                    JIW FUND I, LLC
                    DMCD AUTOS IRVING, INC.
                    DMCD AUTOS HOUSTON, INC.
                    DAVE WEGNER
                    CHILDS & ASSOCIATES INC.
                    ROBERT E. GRAY
                    GIBSON FAMILY PARTNERSHIP, L.P.
                    THOMAS G. MCCOLLUM
                    BUDDY HUTCHINSON CARS, INC.
                    DEALER GROUP LLC
                    NOEL E. DANIELS
                    NANCY D. NOBLE
                    STEVE M. INZINNA
                    STEPHEN M. SILVERIO

Item 2(b).          Address of Principal Business Office or, if none, Residence:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C.
                    C/O RIPPLEWOOD PARTNERS L.P.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    RIPPLEWOOD PARTNERS L.P.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    COLLINS FAMILY PARTNERS, L.P.
                    C/O RIPPLEWOOD PARTNERS L.P.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    TIMOTHY C. COLLINS
                    C/O RIPPLEWOOD PARTNERS L.P.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    C.V. NALLEY III
                    87 WEST PACES FERRY ROAD
                    ATLANTA, GA 30305

                    THOMAS F. MCLARTY III
                    350 SALEM ROAD
                    CONWAY, AR 72032

                    LUTHER COGGIN
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    TRACEY C. HAWKINS 1999 ATT TRUST
                    C/O COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    CHRISTY C. HAYDEN 1999 ATT TRUST
                    C/O COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    CINDY C. COGGIN 1999 ATT TRUST
                    C/O COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                                   THE ENTIRETIES
                    c/o COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    CNC AUTOMOTIVE, LLC
                    C/O CROWN AUTOMOTIVE GROUP
                    3633-C WEST WENDOVER AVENUE
                    GREENSBORO, NC 27407

                    JOHN R. CAPPS
                    C/O PLAZA MOTOR COMPANY
                    11830 OLIVE BLVD.
                    ST. LOUIS, MO 63141

                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2003
                    C/0 JEFFREY I. WOOLEY
                    COURTESY AUTOMOTIVE GROUP
                    MERCEDES BENZ OF TAMPA
                    4636 N. DALE MABRY HWY
                    TAMPA, FL 33614

                    JIW FUND I, LLC
                    C/0 JEFFREY I. WOOLEY
                    COURTESY AUTOMOTIVE GROUP
                    MERCEDES BENZ OF TAMPA
                    4636 N. DALE MABRY HWY
                    TAMPA, FL 33614

                    DMCD AUTOS IRVING, INC.
                    C/O DAVID MCDAVID
                    MCDAVID SPORTS HOLDINGS
                    17120 DALLAS N. TOLLWAY, S# 235
                    DALLAS, TX  75248

                    DMCD AUTOS HOUSTON, INC.
                    C/O DAVID MCDAVID
                    MCDAVID SPORTS HOLDINGS
                    17120 DALLAS N. TOLLWAY, S# 235
                    DALLAS, TX  75248

                    DAVE WEGNER
                    708 PINEHOLLOW DRIVE
                    FRIENDSHIP, TX 77546

                    CHILDS & ASSOCIATES INC.
                    C/O CROWN FORD
                    256 SWAIN STREET
                    FAYETTEVILLE, NC 28303

                    ROBERT E. GRAY
                    C/O GRAY-DANIELS AUTO FAMILY
                    6060 I-55N
                    JACKSON, MS 39211

                    GIBSON FAMILY PARTNERSHIP, L.P.
                    810 MT. MORO RD.
                    VILLANOVA, PA 19085

                    THOMAS G. MCCOLLUM
                    ASBURY AUTOMOTIVE GROUP, INC.
                    3 LANDMARK SQUARE, SUITE 500
                    STAMFORD, CT 06901

                    BUDDY HUTCHINSON CARS, INC.
                    5100 SUNBEAM ROAD
                    SUITE 1
                    JACKSONVILLE, FL  32257

                    DEALER GROUP LLC
                    C/O TONKON TORP L.L.P.
                    1600 PIONEER TOWER
                    888 SW FIFTH AVE.
                    PORTLAND, OR  97204

                    NOEL E. DANIELS
                    C/O GRAY-DANIELS AUTO FAMILY
                    6060 I-55N
                    JACKSON, MS  39211

                    NANCY D. NOBLE
                    C/O COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL  32224

                    STEVE M. INZINNA
                    C/O GRAY-DANIELS AUTO FAMILY
                    6060 I-55N
                    JACKSON, MS  39211

                    STEPHEN M. SILVERIO
                    C/O THOMASON AUTO GROUP
                    CORP EAST
                    17225 SE MCLOUGHLIN BLVD.
                    PORTLAND, OR 97268-1228

Item 2(c).          Citizenship:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C. - DELAWARE
                    RIPPLEWOOD PARTNERS L.P. - DELAWARE
                    COLLINS FAMILY PARTNERS, L.P. - DELAWARE
                    TIMOTHY C. COLLINS - USA
                    C.V. NALLEY, III - USA
                    THOMAS F. MCLARTY III - USA
                    LUTHER COGGIN - USA
                    TRACEY C. HAWKINS 1999 ATT TRUST - FLORIDA
                    CHRISTY C. HAYDEN 1999 ATT TRUST - FLORIDA
                    CINDY C. COGGIN 1999 ATT TRUST - FLORIDA
                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                              THE ENTIRETIES - USA

                    CNC AUTOMOTIVE, LLC - NORTH CAROLINA
                    JOHN R. CAPPS - USA
                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2003 - USA JIW FUND I, LLC - USA
                    DMCD AUTOS IRVING, INC. - TEXAS
                    DMCD AUTOS HOUSTON, INC. - TEXAS
                    DAVE WEGNER - USA
                    CHILDS & ASSOCIATES INC. - NORTH CAROLINA
                    ROBERT E. GRAY - USA
                    GIBSON FAMILY PARTNERSHIP, L.P. - USA
                    THOMAS G. MCCOLLUM - USA
                    BUDDY HUTCHINSON CARS, INC. - FLORIDA
                    DEALER GROUP LLC - OREGON
                    NOEL E. DANIELS - USA
                    NANCY D. NOBLE - USA
                    STEVE M. INZINNA - USA
                    STEPHEN M. SILVERIO - USA

Item 2(d).          Title of Class of Securities:

                    COMMON STOCK, PAR VALUE $.01 PER SHARE

Item 2(e).          CUSIP Number:

                    043436104

Item 3.             NOT APPLICABLE.  THIS SCHEDULE 13G IS FILED PURSUANT TO RULE
                    13D-1(D).

Item 4.             Ownership

          (a).      Amount beneficially owned:

                    SEE THE RESPONSES TO ITEM 9 ON THE ATTACHED COVER PAGES.

          (b).      Percent of Class:

                    SEE THE RESPONSES TO ITEM 11 ON THE ATTACHED COVER PAGES.

          (c).      Number of shares as to which such person has:

                    (i). Sole power to vote or to direct the vote: SEE THE RESPONSES TO ITEM 5 ON THE ATTACHED COVER PAGES.

                    (ii). Shared power to vote or to direct the vote: SEE THE RESPONSES TO ITEM 6 ON THE ATTACHED COVER PAGES.

                    (iii). Sole power to dispose or to direct the disposition
                           of: SEE THE RESPONSES TO ITEM 7 ON THE ATTACHED COVER PAGES.

                    (iv). Shared power to dispose or to direct the disposition of: SEE THE RESPONSES TO ITEM 8 ON THE ATTACHED COVER PAGES.

Item 5.             Ownership of Five Percent or Less of a Class

                    IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person.

                    NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                    NOT APPLICABLE

Item 8.             Identification and Classification of Members of the Group

                    THE FOLLOWING SHAREHOLDERS ARE MEMBERS OF A GROUP BASED ON VOTING ARRANGEMENTS IN ASBURY AUTOMOTIVE GROUP, INC.'S SHAREHOLDERS AGREEMENT, DATED AS OF MARCH 1, 2002:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C.*
                    C.V. NALLEY, III
                    THOMAS F. MCLARTY, III
                    LUTHER COGGIN
                    TRACEY C. HAWKINS 1999 ATT TRUST
                    CHRISTY C. HAYDEN 1999 ATT TRUST
                    CINDY C. COGGIN 1999 ATT TRUST
                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                                   THE ENTIRETIES
                    CNC AUTOMOTIVE, LLC
                    JOHN R. CAPPS
                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2003
                    JIW FUND I, LLC
                    DMCD AUTOS IRVING, INC.
                    DMCD AUTOS HOUSTON, INC.
                    DAVE WEGNER
                    CHILDS & ASSOCIATES INC.
                    ROBERT E. GRAY
                    GIBSON FAMILY PARTNERSHIP, L.P.
                    THOMAS G. MCCOLLUM
                    BUDDY HUTCHINSON CARS, INC.
                    DEALER GROUP LLC
                    NOEL E. DANIELS
                    NANCY D. NOBLE
                    STEVE M. INZINNA
                    STEPHEN M. SILVERIO

                    * Ripplewood Partners L.P. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C.; FS Equity Partners III, L.P., FS Equity Partners International L.P and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli, are the owners of approximately 49% of the membership interests of Asbury Automotive Holdings L.L.C.

Item 9.             Notice of Dissolution of Group

                    NOT APPLICABLE

Item 10.            Certifications

                    NOT APPLICABLE

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February ___, 2004



                                            ASBURY AUTOMOTIVE HOLDINGS L.L.C.

                                            by:  /s/ Timothy C. Collins
                                                -------------------------------
                                                Name:  Timothy C. Collins
                                                Title:

                                            RIPPLEWOOD PARTNERS L.P.

                                            by:  /s/ Timothy C. Collins
                                                -------------------------------
                                                Name:  Timothy C. Collins
                                                Title:


                                            COLLINS FAMILY PARTNERS, L.P.

                                            by:  /s/ Timothy C. Collins
                                                -------------------------------
                                                Name:  Timothy C. Collins
                                                Title: President


                                            TIMOTHY C. COLLINS

                                            by:  /s/ Timothy C. Collins
                                                -------------------------------
                                                Name:  Timothy C. Collins
                                                Title:



                                            C.V. NALLEY, III

                                            by:  /s/ C.V. Nalley, III
                                                -------------------------------
                                                Name:  C.V. Nalley, III
                                                Title:



                                            THOMAS F. MCLARTY, III

                                            by:  /s/ Thomas F. McLarty, III
                                                -------------------------------
                                                Name:  Thomas F. McLarty, III
                                                Title:



                                            LUTHER COGGIN

                                            by:  /s/ Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title:

                                            TRACEY C. HAWKINS 1999 ATT TRUST

                                            by:  /s/ Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title: Trustee


                                            CHRISTY C. HAYDEN 1999 ATT TRUST

                                            by:  /s/ Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title: Trustee



                                            CINDY C. COGGIN 1999 ATT TRUST

                                            by:  /s/ Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title: Trustee



                                            CHARLIE (C.B.) TOMM AND ANITA
                                            DESAUSSURE TOMM,
                                            TENANTS BY THE ENTIRETIES

                                            by:  /s/ Charles Tomm and
                                                     Anita DeSaussure Tomm
                                                -------------------------------
                                                Name:  Charles Tomm and
                                                       Anita DeSaussure Tomm
                                                Title:



                                            CNC AUTOMOTIVE, LLC

                                            by:  /s/ Michael S. Kearney
                                                --------------------------------
                                                Name:  Michael S. Kearney
                                                Title: President



                                            JOHN R. CAPPS

                                            by:  /s/ John R. Capps
                                                -------------------------------
                                                Name:  John R. Capps
                                                Title:



                                            JIW ENTERPRISES IRREVOCABLE TRUST
                                            OF 2003

                                            by:  /s/ Jeffrey I. Wooley
                                                -------------------------------
                                                Name:  Jeffrey I. Wooley
                                                Title: Trustee


                                            JIW FUND I, LLC

                                            by:  Jeffrey I. Wooley
                                                -------------------------------
                                                Name:  Jeffrey I. Wooley
                                                Title:



                                            DMCD AUTOS IRVING, INC.

                                            by:  /s/ David McDavid
                                                -------------------------------
                                                Name:  David McDavid
                                                Title: President

                                            DMCD AUTOS HOUSTON, INC.

                                             by:  /s/ David McDavid
                                                -------------------------------
                                                Name:  David McDavid
                                                Title: President



                                            DAVE WEGNER

                                            by:  /s/ Dave Wegner
                                                -------------------------------
                                                Name:  Dave Wegner
                                                Title:



                                            CHILDS & ASSOCIATES INC.

                                            by:  /s/ William L. Childs, Sr.
                                                -------------------------------
                                                Name:  William L. Childs, Sr.
                                                Title: President



                                            ROBERT E. GRAY

                                            by:  /s/ Robert E. Gray
                                                -------------------------------
                                                Name:  Robert E. Gray
                                                Title:



                                            GIBSON FAMILY PARTNERSHIP, L.P.

                                             by: /s/ Thomas Gibson
                                                 -------------------------------
                                                Name:  Thomas Gibson
                                                Title:



                                            THOMAS G. MCCOLLUM

                                             by: /s/ Thomas G. McCollum
                                                 -------------------------------
                                                Name:  Thomas G. McCollum
                                                Title:



                                            BUDDY HUTCHINSON CARS, INC.

                                             by: /s/ M. Forest Hutchinson, III
                                                 -------------------------------
                                                Name:  M. Forest Hutchinson, III
                                                Title: President



                                            DEALER GROUP LLC

                                             by: /s/ Scott L. Thomason
                                                 -------------------------------
                                                Name:  Scott L. Thomason
                                                Title: Manager



                                            NOEL E. DANIELS

                                             by: /s/ Noel E. Daniels
                                                 -------------------------------
                                                Name:  Noel E. Daniels
                                                Title:

                                            NANCY D. NOBLE

                                             by: /s/ Nancy D. Noble
                                                 -------------------------------
                                                Name:  Nancy D. Noble
                                                Title:



                                            STEVE M. INZINNA

                                             by: /s/ Steve M. Inzinna
                                                 -------------------------------
                                                Name:  Steve M. Inzinna
                                                Title:


                                            STEPHEN M. SILVERIO

                                             by: /s/ Stephen M. Silverio
                                                 -------------------------------
                                                Name:  Stephen M. Silverio
                                                Title: